Exhibit 10.30

Amended and Restated

Shared Services Agreement

This Shared Services Agreement (the “Agreement”) is entered into effective as of July 1, 2021 (the “Effective Date”) between Ralco Nutrition, Inc., (“Provider”), and The trū Shrimp Company, Inc. (“Purchaser”) (each a “Party” and collectively, the “Parties”).

Recitals

A.	Provider is an animal nutrition and health technology company that provides the agriculture and aquaculture industries with natural technologies that help create safe and abundant food.

B.	Provider and its principals through affiliated companies are majority stockholders of Purchaser.

C.	Purchaser seeks to maximize efficiency by purchasing certain services from Provider.

D.	Provider seeks to maximize profit by utilizing purchasing power and excess capacity for the benefit of Purchaser in exchange for a fee.

E.	Provider entered into the original Shared Services Agreement for a one-year term effective October 1, 2016 with RNI Aquaculture, LLC (the “Original Agreement”).

F.

RNI Aquaculture, LLC assigned all of its right, title and interest in and to the Original Agreement to Purchaser and Purchaser accepted such assignment and assumed RNI Aquaculture, LLC’s obligations under the Original Agreement.

G.	Pursuant to its terms, the Original Agreement was automatically renewed for a one-year term effective October 1, 2017.

H.	The parties amended the Original Agreement to adjust Schedule A effective as January 1, 2018, and change the term to the calendar year.

I.	The parties amended the Original Agreement to adjust Schedule A multiple times throughout calendar year 2018.

J.	The parties executed an Agreement as the Original Agreement has expired as of December 31, 2018.

K.	The parties had previously amended the Amended and Restated Agreement Schedule A multiple times throughout calendar year 2019, 2020, and 2021.

L.	The parties now wish to execute this Amended and Restated Agreement effective as of July 1, 2021.

Agreement

NOW, THEREFORE, in consideration of the foregoing:

1.    Purchaser agrees to purchase certain goods and services from Provider, as described in the attached Schedule A (the “Shared Services”).

2.    Purchaser will reimburse Provider for costs incurred in providing the Shared Services under this Agreement as provided herein.

(a)    On or before November 30th, of each year, Provider will deliver to the Purchaser, rates for the Shared Services for the following fiscal (1/1 - 12/31) year and a written good faith estimate of the cost of such Shared Services for the following fiscal year (the “Estimated Shared Services Cost”). If Provider subsequently determines that such estimate is materially incorrect, Provider will promptly provide a revised estimate.

(b)    Shared Services’ costs will be allocated to Purchaser based on relative time spent serving Purchaser as identified by Provider employees or other parties performing work for Provider.

(c)    Purchaser will make monthly estimated Shared Services payments to Provider equal to 1/12 of the Estimated Shared Services Cost. Such estimated Shared Services payments shall be paid by the end of each subsequent month.

(d)    On or before March 31 of the subsequent year, Purchaser may request from the Provider a written statement estimating the actual cost of such Shared Services for the prior year and the actual allocation of such costs based on actual relative use (the “Actual Shared Services Cost Statement”).

(e)    Within 30 days of Purchaser’s receipt of the Actual Shared Services Cost Statement, Purchaser may be required to make a settlement payment (or, as applicable, Provider will pay Purchaser a refund payment) equal to the difference between the estimated payments and the actual allocated costs (if any) if the estimated costs are materially different than actual. Materially different will be considered 10% increase or decrease the actual is from the estimated. Such settlement or refund payment (if any) will not bear interest.

(f)    If Purchaser questions the determination of the cost or allocation of such Shared Services as determined by Provider, the Parties will jointly select an accounting firm to review such determination and will be bound by the decision of such accounting firm. The Parties will equally share the cost of such accounting firm.

(g)    In addition to Purchaser payments for Shared Services, Purchaser agrees to reimburse Provider for any direct expenses incurred by the Purchaser. These expenses include but are not limited to payroll, benefits, supplies and legal professional fees.

3.    Provider will use its best efforts in providing Shared Services to Purchaser. Any changes in the scope or nature of Shared Services or other developments material to the Shared Services to be provided under this Agreement will be brought to the attention of the chief executive officer of each Party.

4.    The term of this Agreement will be one year, beginning on the Effective Date. This Agreement will automatically renew for additional one-year terms. Either Party may terminate this Agreement upon 30 days’ written notice to the other Party. If the Agreement is terminated mid-year, the settlement payment under paragraph 2(e) will be prorated on a daily basis.

5.    To the extent the Shared Services provided under this Agreement include the provision of legal services to Purchaser by Provider, Purchaser agrees to, upon request, execute a joint representation agreement and to pay for its share of such services pursuant to the terms of this Agreement.

6.    Individuals employed by or who perform work for Provider, shall not be considered employees of Purchaser by virtue of work performed for the benefit of Purchaser pursuant to this Agreement.

7.    Each Party will take reasonable precautions to protect the confidentiality of the information of any other Party that is disclosed in connection with this Agreement. Without limiting the foregoing, each Party will take at least those measures that it takes to protect its own most highly confidential information.

8.    Each Party (the “Indemnifying Party”) will indemnify, hold harmless, and defend the other Party, its directors, officers, employees and agents (the “Indemnified Parties”), against any claim, loss, damage, or expense, including reasonable attorneys’ fees (the “Liabilities”), incurred in connection with or as a result of the Indemnifying Party’s actions or services provided: (i) pursuant to this Agreement; and (ii) in the conduct of Indemnifying Party’s business outside of this Agreement, unless such Liabilities are the result of intentional misconduct, gross negligence, or bad faith by the Indemnified Party.

9.    If any Party fails to perform any of his or her obligations under the Agreement (the “breaching party”) and it thereby becomes necessary for another party (the “non‐-breaching party”) to employ attorneys to enforce the Agreement, the non-breaching party shall be entitled to payment by the breaching party of all reasonable attorneys’ fees and costs incurred by the non-breaching party in enforcing the Agreement.

10.    This Agreement may not be assigned without the written consent each Party.

11.    The Parties agree that the Agreement may not be modified or amended in any manner except by an instrument in writing signed by all Parties. The Parties waive any right to claim, contend, or assert that the Agreement was modified or amended in any manner by any oral agreement, course of conduct, or estoppel. Any purported amendment or modification in violation of the provisions of this paragraph shall be void.

12.    The Agreement contains the entire understanding of the Parties with respect to the subject matter of the Agreement. It supersedes all prior or contemporaneous discussions, promises, understandings, agreements or representations relating to such subject matter, and there are no other express or implied agreements between them. Furthermore, no representations or promises have been made or relied upon by any party except those set forth herein.

13.    If any provision of the Agreement is deemed illegal, invalid or unenforceable by a court of competent jurisdiction, all of the remaining parts, portions and provisions of the Agreement shall remain in full force and effect.

14.    The Agreement, together with any amendments to it, may be executed in counterparts. All executed counterparts will constitute one agreement. Any counterpart that has attached to it separate signature pages, which together contain the signatures of all persons signing this agreement, shall for all purposes be deemed a fully executed agreement. Photographic copies and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

Ralco Nutrition, Inc.	The trū Shrimp Company, Inc.

/s/ Brian Knochenmus	/s/ Michael B. Ziebell
Brian Knochenmus, President	Michael B. Ziebell, President & CEO

SCHEDULE A

SHARED SERVICES

Costs Effective: 7/1/2021 – 12/31/2021

	Monthly Allocation	Annual Estimate
Finance & Accounting	$8,015.00	$96,177.00
Information Technologies	$16,657.00	$199,884.00
Ralco Management Staff	$(1,558.00)	$(18,694.00)
Administrative	$1,000.00	$12,000.00
Monthly fixed fees	$24,114.00	$289,368.00

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